UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 8, 2014

(Date of earliest event reported)

CONSOLIDATED WATER CO. LTD.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands, B.W.I.	0-25248	98-0619652
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Regatta Office Park

Windward Three, 4th Floor

West Bay Road, P.O. Box 1114

Grand Cayman, KY1-1102

Cayman Islands

(Address of Principal Executive Offices)

(345) 945-4277

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitions Agreement.

Since 1990, Consolidated Water Co. Ltd. (the “Company”), through its wholly-owned subsidiary, Cayman Water Company Limited (“Cayman Water”), has had the exclusive right to provide potable water to retail customers within a specified service area under a license issued by the Cayman Islands government (the “1990 License”). The present service area is comprised of an area on Grand Cayman Island that includes the Seven Mile Beach resort area and the district of West Bay, two of the three most populated areas in the Cayman Islands. For the three months ended March 31, 2014, the Company generated approximately 37% of its consolidated revenues and 55% of its consolidated gross profits from the retail water operations conducted pursuant to the 1990 License. If Cayman Water is not in default of any terms of its terms, this license provides Cayman Water with the right of first refusal to renew the 1990 License on terms that are no less favorable than those that the government offers to any third party.

The 1990 License was scheduled to expire in July 2010 but has been extended several times by the Cayman Islands government in order to provide the parties with additional time to negotiate the terms of a new license agreement. On July 8, 2014, Cayman Water received the latest amendment to the 1990 License, which extends its term through December 31, 2014, from the Water Authority – Cayman. This extension requires the signature of the Governor of the Cayman Islands, which the Company believes will occur in the near future.

In February 2011, the Water (Production and Supply) Law, 2011 (which replaces the Water (Production and Supply) Law (1996 Revision)) and the Water Authority (Amendment) Law, 2011 (the “New Laws”) were published and are now in full force and effect. Under the New Laws, the Water Authority-Cayman (“WAC”) could include a rate of return on invested capital model described below in any new license issued.

The Company has been advised in correspondence from the Cayman Islands government and the WAC that: (i) the WAC is now the principal negotiator, and not the Cayman Islands government, in these license negotiations, and (ii) the WAC has determined that a rate of return on invested capital model (“RCAM”) is in the best interest of the public and the Company’s customers. RCAM is the rate model currently utilized in the electricity transmission and distribution license granted by the Cayman Islands government to the Caribbean Utilities Company, Ltd.

In July 2012, in an effort to resolve several issues relating to the license renewal negotiations, the Company filed an Application for Leave to Apply for Judicial Review (the “Application”) with the Grand Court of the Cayman Islands (the “Court”), seeking: (i) a declaration that certain provisions of the Water Authority Law, 2011 and the Water (Production and Supply) Law, 2011, appear to be incompatible and a determination as to how those provisions should be interpreted, (ii) a declaration that the WAC’s roles as the principal license negotiator, statutory regulator and the Company’s competitor put the WAC in a position of hopeless conflict, and (iii) a declaration that the WAC’s decision to replace the rate structure under the current exclusive license with RCAM was predetermined and unreasonable.

Throughout the course of the license renewal negotiations, the Company has objected to the use of RCAM on the basis that it believes such a model would not promote the efficient operation of its water utility and could ultimately increase water rates to its customers.

In October 2012, the Company was notified that the Court has agreed to consider the issues raised by the Company in the Application.

Prior to the commencement of the hearing, the parties agreed by consent that the Court should solely be concerned with the interpretation of the statutory provisions. As part of this agreement, the WAC agreed to consider the Company’s further representations regarding the model that should be used in the renewed license. The hearing for this judicial review was held on April 1, 2014.

In June 2014, the Court determined that: (i) the renewal of the 1990 License does not require a public bidding process; and (ii) the WAC is the proper entity to negotiate with the Company for the renewal of the 1990 License. As a result of the Court’s ruling, the Company expects to recommence license negotiations with the WAC in the near future.

If the Company does not ultimately enter into a new license agreement before December 31, 2014 or any agreed additional extension, and no other party is awarded a license, the Company expects to be permitted to continue to supply water to its service area.

It is possible that the Cayman Islands government could offer a third party a license to service some or all of the Company’s present service area if the Company does not enter into a new license agreement before December 31, 2014 or an additional extension. In such event, the Company may assume the license offered to the third party by exercising its right of first refusal. However, the terms of any new license agreement may not be as favorable to the Company as the terms under which it is presently operating and could materially reduce the operating income and cash flows that the Company has historically generated from its license and could require the Company to record an impairment charge to reduce the $3,499,037 carrying value of its goodwill. Such impairment charge could have a material adverse impact on the Company’s results of operations.

The Company is presently unable to determine what impact the resolution of this matter will have on its cash flows, financial condition or results of operations.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Title

10.1	Amendment to a License dated 11th July 1990 to Produce Potable Water from Seawater granted to Cayman Water Company Limited dated as of June 30, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED WATER CO. LTD.

By:	/s/ David W. Sasnett
Name:	David W. Sasnett
Title:	Executive Vice President & Chief Financial Officer

Date: July 14, 2014